Exhibit 99.1

                   First Oak Brook Bancshares, Inc.
                Announces First Quarter 2006 Earnings

    OAK BROOK, Ill.--(BUSINESS WIRE)--April 18, 2006--FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB):

    2006 First Quarter Earnings

    (Unaudited)

    FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) announced net income for the first quarter of 2006 of $3.422 million, down from $4.28 million for the first quarter of 2005. Diluted earnings per share were $0.34 for the first quarter of 2006 compared to $0.43 for the first quarter of 2005, down 21%.
    Earnings for the first quarter of 2006 included an income adjustment totaling $1,034,000 ($672,000 after tax) related to the conversion of merchant credit card processing fees ($768,000) and trust fees ($266,000) from the cash basis to the accrual basis of accounting. Both of these items had historically been recorded on a one-month lag, and as a result of the income adjustment four months of income for these items is included in the first quarter of 2006 as compared to three months in the first quarter of 2005. Excluding this income adjustment, diluted earnings per share (EPS) were $.28 per share for the first quarter of 2006.
    Net interest income was $11.464 million for the first quarter of 2006 compared to $12.815 million for the first quarter of 2005. The decrease in net interest income resulted from a 53 basis point decrease in the net interest margin to 2.17%, partially offset by an 11% increase in average earning assets. The growth in average earning assets included an increase in average loans of $245.2 million partially offset by a decrease in average investments of $55.8 million. The decline in the margin was primarily the consequence of interest rates rising faster on deposits than on loans and investments. The Federal Reserve's monetary policy where the Fed has been gradually increasing short-term interest rates, the flattening of the "yield curve" where shorter-term interest rates have caught up with longer-term interest rates, and stiff competition among banks in the highly competitive Chicago market were major factors driving this margin compression.
    The Company recorded a provision for loan losses of $180,000 in the first quarter of 2006. No provision was recorded in the first quarter of 2005.
    Other income, excluding securities gains and losses, increased 31% primarily as a result of the following:

    -- Merchant credit card processing fees - up $1,258,000, which includes the income adjustment of $768,000. Without the income adjustment, merchant fees would have increased $490,000, or 30%. The increase is primarily due to increased volume and new customer growth. Merchant volume rose 24% to $99.3 million at March 31, 2006 from $80.2 million at March 31, 2005. Merchant outlets totaled 649 at March 31, 2006 as compared to 595 at March 31, 2005. (Related merchant credit card interchange expense was up $359,000, or 26%, as noted below.)

    -- Investment management and trust fees - up $370,000, which includes the income adjustment of $266,000. Without the income adjustment, investment management and trust fees would have increased $104,000, or 14%. The increase is due to increases in discretionary assets under management which rose to $874.7 million, up from $760.4 million at March 31, 2005. Total trust assets under administration rose to $1.111 billion, up from $951.5 million at March 31, 2005.

    -- Gain on mortgages sold - up $60,000, primarily due to increased mortgage originations arising from the "Guaranteed Best Rate" program. Mortgages originated, including mortgages sold and mortgages held in the portfolio, rose 12% to $20.8 million at March 31, 2006 from $18.6 million at March 31, 2005. At March 31, 2006 the pipeline was greater than $14 million.

    -- Income from sale of covered call options - down $182,000, or 73%, to $66,000 in 2006 compared to $248,000 in 2005.

    -- Treasury management fees - down $206,000, primarily due to higher earnings credit rates (ECRs) being paid on commercial checking account balances. Treasury management clients retain the option to pay for Bank services in cash fees or by maintaining deposits in their checking accounts, or a combination of both. As rates rise, so do the ECRs we offer clients on their checking balances, and the less clients have to make up in cash fees. Total treasury management fees are up $48,000 for the comparable period.

    Other expenses rose 9% for 2006 primarily as a result of the following:

    -- Merchant credit card interchange expense - up $359,000, or 26%, primarily due to increased volume.

    -- Salaries and employee benefits - up $231,000, primarily due to higher compensation costs and an increase in average full-time equivalents (FTE).

    -- Occupancy and equipment - up $252,000, primarily due to branch expansion. The Bank opened four branches in 2005 (one in March and three in October), bringing its total to 21.

    Chief Executive Officer's Comments

    Richard M. Rieser, Jr., Company CEO said, "As anticipated, earnings for the first quarter of 2006 are down from 2005 due to the margin pressure that is expected to continue through most of 2006.
    "As published in our recent Annual Report, we are less than satisfied with our loan to deposit ratio which lags peers and our loan mix which is underweighted in commercial loans. Our plan is to improve these metrics. Therefore, we are heartened by the first quarter trend
- with our loans up $66 million over year-end, an annualized rate of 20%. We are especially pleased that most of this loan growth was in the commercial segments. Our loan to deposit ratio improved from 70% to 72%. Looking forward, we expect to continue to shrink our investment portfolio and use cash flows from investments, deposits and borrowings to fund our strong loan pipeline.
    "Also, in the first quarter of 2006 we continued to build our fee income stream. Investment management and trust fees (excluding income adjustment) climbed 14% to $838,000. Merchant credit card fees (excluding income adjustment) rose 30% to $2,141,000. And gains on mortgages sold increased 68% to $148,000.
    "Our two new branches on the affluent North Shore in Glencoe and Northbrook -- branded Chicago Private Bank (CPB) -- have been so well-received (combined deposits of $86.7 million after six months) we've decided to expand the brand to our Glenview office on the North Shore and to our Chicago office at Dearborn and Huron Streets during the second quarter of 2006. All three of our North Shore offices will operate as full-service Chicago Private Banks - with concierge services and other Chicago Private Bank amenities. The decision to rebrand our Huron office as Chicago Private Bank resulted from the successful introduction of a senior private banker at that location in the first quarter, coupled with the consonance of using the 'Chicago Private Bank' name in downtown Chicago."

    Assets and Equity at March 31, 2006

    (Unaudited)

    Total assets were a record $2.326 billion at March 31, 2006, up 4% from $2.229 billion at December 31, 2005 and up 13% from $2.058 billion at March 31, 2005.
    Shareholders' equity was $132.5 million at March 31, 2006 compared to $134.6 million at December 31, 2005 and $128.0 million at March 31, 2005. Book value per share stood at $13.43 at March 31, 2006. Equity includes an accumulated other comprehensive loss of $11.079 million at March 31, 2006 related to the Company's investment portfolio compared to $7.607 million of other comprehensive loss at December 31, 2005. Other comprehensive income or loss rises or falls with increases or decreases in the market value of that portion of the investment portfolio which is classified as available-for-sale.
    Oak Brook Bank's capital ratios met the "well capitalized" criteria of the FDIC. "Well capitalized" status reduces regulatory burdens and lessens FDIC insurance assessments.

    Asset Quality

    (Unaudited)

    Net charge-offs at March 31, 2006 totaled $144,000 compared to net recoveries of $3,000 at March 31, 2005. In 2006, charge-offs of $259,000 and recoveries of $115,000 relate primarily to the Company's indirect vehicle portfolio. In 2005, charge-offs of $123,000 related primarily to the Company's indirect vehicle portfolio. Recoveries totaled $126,000, of which $80,000 related to the Company's indirect vehicle portfolio and $32,000 was restitution from the 60 W. Erie loan fraud.
    As of March 31, 2006, the Company's allowance for loan losses stood at $8.85 million, or .64% of loans outstanding, compared to $8.81 million, or .67% of loans outstanding, at December 31, 2005.
    At March 31, 2006, nonperforming loans (including nonaccrual loans of $147,000 and loans past due greater than 90 days of $177,000) were $324,000, compared to $797,000 at December 31, 2005.
    At March 31, 2006, nonperforming assets totaled $529,000, down from $900,000 at December 31, 2005. Nonperforming assets include nonperforming loans of $324,000 and repossessed vehicles held for sale of $205,000.
    There was no balance in OREO at March 31, 2006 due to the completed sales of all 24 units and 53 parking spaces at the 60 W. Erie condominium project. The Company is maintaining a warranty reserve to pay for any known or anticipated obligations. The Bank remains the plaintiff in a number of civil lawsuits brought against various individuals and entities which arose as a result of the fraud perpetrated by original developers of this property. The amount and timing of any recoveries from the government mandated restitution or the civil lawsuits cannot be ascertained at this time.

    Expanding Branch Network

    (Unaudited)

    Oak Brook Bank currently operates 21 banking offices, 17 in the western suburbs of Chicago, three in the northern suburbs of Chicago, and one at Huron and Dearborn Streets in downtown Chicago, in addition to an Internet branch at www.obb.com.
    The Bank has announced the planned opening of two additional offices in Homer Glen in the southwest suburbs (currently under construction and expected to open in mid 2006) and Oak Lawn (expected to open in late 2006)in the south suburbs of Chicago. The Bank continues to evaluate branch expansion opportunities in the greater Chicago area. Although the opening of new offices increases operating expenses until breakeven is reached, management believes judicious branch expansion is a key to the Company's longer-term profitable growth prospects.

    Shareholder Information

    (Unaudited)

    The Company's common stock trades on the Nasdaq Stock Market(R) under the symbol FOBB. FOBB remained a member of the Russell 2000(R) Index effective July 1, 2005 for a term of one year.
    Seventeen firms make a market in the Company's Common stock. The following seven firms provide research coverage: Howe Barnes Investments, Inc.; Sandler, O'Neill & Partners; Stifel Nicolaus & Co.; Keefe, Bruyette & Woods, Inc.; FTN Financial Securities Corp.; A.G. Edwards; and Sidoti & Co.
    At our Web site www.firstoakbrook.com you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to additional financial information filed with the SEC.
    The consolidated balance sheets, income statements, and selected financial data are enclosed.

    Forward-Looking Statements

    This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in regulatory approval or construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)              (Unaudited)
                                   March 31,  December 31,  March 31,
                                     2006        2005          2005
                                  ------------------------------------
                                         (Dollars in thousands)
Assets
 Cash and due from banks              $35,403     $37,445     $29,196
 Fed funds sold and interest-
  bearing deposits with other
  banks                                42,472       3,316      12,065

 Investment securities:
   Held-to-maturity, at amortized
    cost                               34,991      33,118      35,783
   Available-for-sale, at fair
    value                             722,386     738,277     778,134
   Trading, at fair value                 893         924         902
   Non-marketable securities -
    FHLB stock                         20,378      20,378      19,676
                                  -----------  ----------  -----------
 Total investment securities          778,648     792,697     834,495
 Loans:
   Commercial                         119,160     130,772     118,584
   Syndicated                          87,210      63,272      47,108
   Construction                       138,965     122,689      89,320
   Commercial mortgage                307,478     279,018     240,081
   Residential mortgage               134,860     130,819     115,141
   Home equity                        162,747     158,279     151,075
   Indirect auto                      334,926     333,863     278,409
   Indirect Harley Davidson            74,014      71,341      55,147
   Other consumer                      18,871      22,211       7,574
                                  -----------  ----------  -----------
 Total loans, net of unearned
  income                            1,378,231   1,312,264   1,102,439
 Allowance for loan losses             (8,848)     (8,812)     (8,549)
                                  -----------  ----------  -----------
 Net loans                          1,369,383   1,303,452   1,093,890
 Other real estate owned, net of
  valuation reserve                         -          15       5,130
 Premises and equipment, net of
  accumulated depreciation             41,207      40,684      35,203
 Bank owned life insurance             26,100      25,853      25,102
 Other assets                          33,032      25,830      23,071
                                  -----------   ---------   ----------
 Total assets                      $2,326,245  $2,229,292  $2,058,152
                                  ===========  ==========  ===========


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)             (Unaudited)
                                   March 31,  December 31, March 31,
                                     2006        2005        2005
                                  ------------------------------------
                                         (Dollars in thousands)
Liabilities
 Noninterest-bearing demand
  deposits                           $263,822    $278,667    $267,247
 Interest-bearing deposits:
  Savings deposits and NOW
   accounts                           278,272     258,683     273,019
  Money market accounts               240,786     267,060     139,742
  Time deposits:
   Under $100,000                     494,721     493,443     399,463
   $100,000 and over                  628,491     585,829     651,706
                                  -----------  ----------  -----------
  Total interest-bearing deposits   1,642,270   1,605,015   1,463,930
                                  -----------  ----------  -----------
 Total deposits                     1,906,092   1,883,682   1,731,177
 Fed funds purchased and
  securities sold under agreements
  to repurchase                        59,993      31,531      26,821
 Treasury, tax and loan demand
  notes                                   321       6,472       1,205
 FHLB of Chicago borrowings           183,880     133,888     134,910
 Junior subordinated notes issued
  to capital trusts                    23,713      23,713      23,713
 Other liabilities                     19,762      15,419      12,362
                                  -----------  ----------  -----------
Total liabilities                   2,193,761   2,094,705   1,930,188
Shareholders' equity:
 Preferred stock                            -           -           -
 Common stock                          21,850      21,850      21,850
 Surplus                                9,263       9,021       7,844
 Accumulated other comprehensive
  loss                                (11,709)     (7,607)     (6,061)
 Retained earnings                    126,102     124,455     117,397
 Less:  cost of shares in treasury    (13,022)    (13,132)    (13,066)
                                  -----------  ----------  -----------
Total shareholders' equity            132,484     134,587     127,964
                                  -----------  ----------  -----------
Total liabilities and
 shareholders' equity              $2,326,245  $2,229,292  $2,058,152
                                  ===========  ==========  ===========


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                     Three months ended
                                          March 31,             %
(In thousands except per share        2006        2005        Change
 data)                            ------------------------------------

Interest and dividend income:
 Loans                                $19,459     $13,862          40
 Investment securities:
   U.S. Treasuries and U.S.
    Government agencies                 7,617       7,623           -
   State and municipal obligations        418         425          (2)
   Corporate and other securities         682         838         (19)
 Fed funds sold and interest-
  bearing deposits with other
  banks                                   610         126         384
                                  -----------  ----------
Total interest and dividend income     28,786      22,874          26
Interest expense:
 Savings deposits and NOW accounts      1,205         855          41
 Money market accounts                  2,182         641         240
 Time deposits                         10,725       6,565          63
 Fed funds purchased and
  securities sold under agreements
  to repurchase                           275         195          41
 Treasury, tax and loan demand
  notes                                    37          11         236
 FHLB of Chicago borrowings             2,351       1,366          72
 Junior subordinated notes issued
  to capital trusts                       547         426          28
                                  -----------  ----------
Total interest expense                 17,322      10,059          72
                                  -----------  ----------
 Net interest income                   11,464      12,815         (11)
Provision for loan losses                 180           -          (a)
                                  -----------  ----------
 Net interest income after
  provision for loan losses            11,284      12,815         (12)



FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                     Three months ended
                                          March 31,             %
(In thousands except per share        2006        2005        Change
 data)                            ------------------------------------

Other income:
 Service charges on deposit
  accounts:
   Treasury management                    751         957         (22)
   Retail and small business              313         265          18
 Investment management and trust
  fees                                  1,104         734          50
 Merchant credit card processing
  fees                                  2,909       1,651          76
 Gains on mortgages sold, net             148          88          68
 Increase in cash surrender value
  of bank owned life insurance            247         244           1
 Income from sale of covered call
  options                                  66         248         (73)
 Securities dealer income                  79          35         126
 Other operating income                   386         353           9
 Net investment securities gains                                   (a)
  (losses)                                (71)        163
                                  -----------  ----------
Total other income                      5,932       4,738          25
Other expenses:
 Salaries and employee benefits         6,728       6,497           4
 Occupancy                              1,070         876          22
 Equipment                                574         516          11
 Data processing                          538         489          10
 Professional fees                        326         306           7
 Postage, stationery and supplies         288         241          20
 Advertising and business
  development                             565         511          11
 Merchant credit card interchange       1,721       1,362          26
 Other operating expense                  526         520           1
                                  -----------  ----------
Total other expense                    12,336      11,318           9
                                  -----------  ----------
Income before income taxes              4,880       6,235         (22)
 Income tax expense                     1,458       1,955         (25)
                                  -----------  ----------
Net income                             $3,422      $4,280         (20)
                                  ===========  ==========
Diluted earnings per share              $0.34       $0.43         (21)
                                  ===========  ==========

(a) Percentage change information not meaningful.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                    Three months ended
                                         March 31,             %
(In thousands except per share       2006        2005        Change
 data)                            ------------------------------------

AVERAGE BALANCES:
 Loans, net of unearned income     $1,326,341  $1,081,121          23
 Investment securities                788,609     844,395          (7)
 Earning assets                     2,168,306   1,946,964          11
 Total assets                       2,286,611   2,062,705          11
 Demand deposits                      273,190     271,126           1
 Total deposits                     1,858,593   1,699,831           9
 Interest bearing liabilities       1,865,184   1,643,990          13
 Shareholders' equity                 134,728     133,066           1

COMMON STOCK DATA:
 Earnings per share:
  Basic                                  0.35        0.43         (19)
  Diluted                                0.34        0.43         (21)
 Weighted average shares
  outstanding:
  Basic                             9,901,477   9,840,088           1
  Diluted                          10,008,458  10,006,833           -
 Cash dividends paid per share          $0.18       $0.16          13
 Market price at period end            $26.75      $29.29          (9)
 Tangible book value per share         $13.43      $12.85           5
 Price to book ratio                     1.99x       2.28x        (13)
 Price to earnings ratio (1)            16.93x      15.75x          7
 Period end shares outstanding      9,866,586   9,768,374           1

FINANCIAL RATIOS
 Return on average assets  (2)           0.61%       0.84%        (27)
 Return on average shareholders'
  equity  (2)                           10.30%      13.04%        (21)
 Overhead ratio  (2)                     1.20%       1.37%        (12)
 Efficiency ratio  (2)                  70.91%      64.48%         10
 Net interest margin on average
  earning assets  (2, 3)                 2.17%       2.70%        (20)
 Net interest spread  (2, 3)             1.64%       2.31%        (29)
 Dividend payout ratio  (2)             51.86%      41.57%         25

(1) Calculated using the end of period market price divided by the last twelve months diluted earnings of $1.58 per share in 2006 and $1.86 per share in 2005.

(2) Annualized ratio.

(3) Tax equivalent basis. The net interest margin calculations include the effects of tax equivalent adjustments for tax exempt loans and investment securities using a tax rate of 35% in 2006 and 2005. Tax equivalent interest income for the three months ended March 31, 2006 and 2005 includes a tax equivalent adjustment of $138 and $134, respectively.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                   March 31,  December 31,  March 31,
(Dollars in thousands)               2006         2005        2005
                                  ------------------------------------
CAPITAL RATIOS

Company Consolidated                 $167,193    $165,180    $156,692
 Tier 1 capital ratio                   10.01%      10.23%      11.43%
                                     $176,044    $173,992    $165,241
 Total risk-based capital ratio         10.54%      10.77%      12.05%
                                     $167,193    $165,180    $156,692
 Capital leverage ratio                  7.23%       7.36%       7.55%

Oak Brook Bank (minimum for "well
 capitalized"):                      $165,050    $152,688    $144,750
 Tier 1 capital ratio (6%)               9.91%       9.51%      10.63%
                                     $173,901    $161,500    $153,299
 Total risk-based capital ratio
  (10%)                                 10.44%      10.06%      11.26%
                                     $165,050    $152,688    $144,750
 Capital leverage ratio (5%)             7.17%       6.85%       7.01%

TRUST ASSETS
 Discretionary assets under
  management                         $874,698    $832,816    $760,390
 Total assets under administration  1,111,127   1,057,098     951,534

ASSET QUALITY RATIOS
Nonperforming loans                      $324        $797        $126
Nonperforming assets (1)                  529         900       5,328
Nonperforming loans to total loans       0.02%       0.06%       0.01%
Nonperforming assets to total
 assets                                  0.02%       0.04%       0.26%
Net charge-offs to average loans
 (annualized)                            0.04%       0.01%       0.00%
Allowance for loan losses to total
 loans                                   0.64%       0.67%       0.78%
Allowance for loan losses to            27.31x      11.06x      67.85x
 nonperforming loans

ROLLFORWARD OF ALLOWANCE FOR LOAN
 LOSSES
Balance at January 1                   $8,812                  $8,546
Charge-offs during the period:
 Commercial loans                           -                      (1)
 Indirect vehicle loans                  (257)                   (118)
 Consumer loans                            (2)                     (4)
                                  -----------              -----------
Total charge-offs                        (259)                   (123)
                                  -----------              -----------
Recoveries during the period:
 Construction, land acquisition
  and development loans                     -                      32
 Indirect vehicle loans                   114                      80
 Consumer loans                             1                      14
                                  -----------              -----------
Total recoveries                          115                     126
                                  -----------              -----------
Net (charge-offs) recoveries
 during the period                       (144)                      3
Provision for loan losses                 180                       -
                                  -----------              -----------
Allowance for loan losses at
 March 31                              $8,848                  $8,549
                                  ===========              ===========

(1) Includes nonperforming loans, OREO and repossessed vehicles.


FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME (UNAUDITED)

                           2006                   2005
                         -------   -----------------------------------
                          First     Fourth   Third    Second   First
                         Quarter   Quarter  Quarter  Quarter  Quarter
                         -------   -------  -------  -------  -------
                             (In thousands except per share data)

Interest income          $28,786   $28,233  $26,266  $24,681  $22,874

Interest expense          17,322    15,431   13,548   11,658   10,059
                         -------    ------   ------   ------   ------

Net interest income       11,464    12,802   12,718   13,023   12,815

Provision for loan losses    180       180      180        -        -

Other income               5,932     4,891    5,349    5,226    4,738

Other expense             12,336    12,026   12,071   11,735   11,318
                         -------    ------   ------   ------   ------
Income before income
 taxes                     4,880     5,487    5,816    6,514    6,235

Income tax expense         1,458     1,653    1,752    2,059    1,955
                         -------   -------  -------  -------  -------

Net income                $3,422    $3,834   $4,064   $4,455   $4,280
                         =======   =======  =======  =======  =======

Basic earnings per share   $0.35     $0.39    $0.41    $0.45    $0.43
                         =======   ======== ======== ======== =======

Diluted earnings per
 share                     $0.34     $0.38    $0.41    $0.45    $0.43
                         =======   =======  =======  =======   ======

ROA (1)                     0.61%     0.69%    0.74%    0.84%    0.84%
ROE (1)                    10.30%    11.45%   11.86%   13.54%   13.04%
Net interest margin (1)     2.17%     2.44%    2.48%    2.62%    2.70%

(1) Annualized ratio




    CONTACT: First Oak Brook Bancshares, Inc.
             Rosemarie Bouman, 630-571-1050 ext. 258
             rbouman@obb.com